As filed with the Securities and Exchange Commission on November 26, 2003

Registration Statement No. 333-109716

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1649949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(508) 553-8850

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

SEAN F. MORAN

Chief Financial Officer

Sontra Medical Corporation

10 Forge Parkway

Franklin, Massachusetts 02038

(508) 553-8850

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

KEVIN P. LANOUETTE, ESQ.

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 830

Boston, Massachusetts 02116

Phone: (617) 399-6931

Fax: (617) 399-6930

Approximate date of commencement of proposed sale to public:    As soon as possible after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2003

PROSPECTUS

SONTRA MEDICAL CORPORATION

15,360,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

Sontra Medical Corporation has completed a private placement to selected qualified purchasers of units consisting of shares of our Series A Convertible Preferred Stock and Warrants to purchase shares of our Common Stock (the “Private Placement”). This prospectus relates to resales from time to time of:

•	7,560,000 shares of our Common Stock issuable upon conversion of the shares of Series A Preferred Stock issued to the purchasers in the Private Placement, including our estimate of the maximum number of shares issuable as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock;

•	7,000,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement; and

•	800,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants originally issued to the placement agent in the Private Placement and subsequently transferred to certain selling shareholders named in this prospectus.

All of the shares being offered by this prospectus are being offered by the selling shareholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $1.50 per share for the warrants issued to the purchasers in the Private Placement and $1.20 per share for the warrants issued to the placement agent in the Private Placement. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SONT.” On November 24, 2003, the closing sale price of our Common Stock on the Nasdaq SmallCap Market was $2.10 per share. You are urged to obtain current market quotations for the Common Stock.

Investing in our Common Stock involves a high degree of risk. See “ Risk Factors” beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                         , 2003.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Sontra Medical Corporation, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement, as amended, from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(2)	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(3)	Our Current Reports on Form 8-K dated January 13, 2003, March 31, 2003, July 28, 2003, August 27, 2003, September 15, 2003, September 30, 2003, October 14, 2003 (filed October 14, 2003), October 14, 2003 (filed October 16, 2003) and November 12, 2003;

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating that description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request, orally or in writing, a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by contacting our executive offices at the following address:

Sontra Medical Corporation

10 Forge Parkway

Franklin, Massachusetts 02038

Attention: Chief Financial Officer

(508) 553-8850

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.”

Sontra Medical Corporation

Sontra Medical Corporation is the pioneer of SonoPrep®, a non-invasive ultrasound mediated skin permeation technology for medical and therapeutic applications including transdermal diagnostics and the enhanced delivery of drugs through the skin. The Company’s vision is for painless and continuous transdermal diagnosis and drug delivery that will improve patient outcome and reduce health care costs. These benefits will be realized with improved patient compliance to treatment, continuous diagnosis and data collection and new routes for continuous drug delivery. Our strategy is to leverage our ultrasonic skin permeation technology to develop short term commercialization opportunities and long term strategic partnerships.

Short term product development programs based on the SonoPrep® skin permeation technology include:

•	Enhanced transdermal delivery of topically applied drugs.

•	Accelerated onset of action of currently approved transdermal drugs.

Long term strategic partnerships are being developed with market leaders in the following areas:

•	Symphony™ Diabetes Management System for continuous non-invasive blood glucose monitoring.

•	Transdermal drug delivery of large molecules and biopharmaceuticals.

•	Topical vaccination.

The ultrasound skin permeation technology was developed by our co-founders Dr. Joseph Kost and Dr. Robert Langer at the Massachusetts Institute of Technology’s Chemical and Bioengineering Laboratory. This technology was licensed and further advanced to the point of clinical use by us. In total, we own or license eleven issued US patents and six pending US patents. In addition, we license several related foreign patents and patent applications, and have sixteen foreign patent applications pending.

Company Information

Sontra Medical Corporation was formed through the merger of Sontra Medical, Inc. (“SMI”) and ChoiceTel Communications, Inc. in June 2002 (the “Merger”). Following the Merger, ChoiceTel Communications, Inc. changed its name to Sontra Medical Corporation and began operating in SMI’s line of business. SMI was incorporated in the State of Delaware on March 31, 1998.

Our principal executive offices are located at 10 Forge Parkway, Franklin, Massachusetts 02038, and our telephone number is (508) 553-8850. Our web site is located at www.sontra.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only. Unless the context otherwise requires, the terms “Sontra,” “the Company,” “we,” “us” and “our” refer to Sontra Medical Corporation.

The Offering

Common Stock offered by selling shareholders	15,360,000 shares

Use of proceeds	Sontra will not receive any proceeds from the sale of shares in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $1.50 per share for the warrants issued to the purchasers in the Private Placement and $1.20 per share for the warrants issued to the placement agent in the Private Placement.

Nasdaq SmallCap Market symbol	“SONT”

All of the shares being offered by this prospectus are being offered by the selling shareholders listed herein. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Recent Developments

Nasdaq Delisting Notice

Our Common Stock is currently listed for trading on the Nasdaq SmallCap Market. On June 18, 2003 we received a letter from Nasdaq stating that Sontra had failed to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B) and that as a result, our Common Stock is subject to delisting from the Nasdaq SmallCap Market. On July 31, 2003 we had a hearing with the Nasdaq Listing Qualifications Panel and on August 25, 2003, the Nasdaq Listings Qualifications Panel granted Sontra a conditional exception from Nasdaq’s minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B). The exception received from Nasdaq is subject to certain conditions. We were required to file with the Securities and Exchange Commission, on or before October 15, 2003, a balance sheet no older than 45 days prior to the filing evidencing stockholders’ equity of at least $2.5 million, which we filed with a Current Report on Form 8-K on October 14, 2003. In addition, we were required to timely file our Form 10-QSB for the third quarter of 2003 showing stockholders’ equity of at least $2.5 million as of September 30, 2003, which we timely filed on November 12, 2003. We will also be required to submit to Nasdaq, on or before January 30, 2004, an unaudited balance sheet and income statement for the fiscal year ending December 31, 2003 evidencing stockholders’ equity of at least $2.5 million. Finally, we will be required to timely file our Form 10-KSB for fiscal 2003 showing stockholders’ equity of at least $2.5 million as of December 31, 2003. Provided that Sontra is deemed to meet each of the conditions on a timely basis, our Common Stock will remain listed on the Nasdaq SmallCap Market. In the event that Sontra fails to meet any of the conditions, our Common Stock will be delisted from Nasdaq. In addition, effective at the opening of business on August 27, 2003, our Common Stock traded under the conditional trading symbol “SONTC.” On October 23, 2003, following our regained compliance with the minimum $2.5 million stockholders’ equity requirement, our Common Stock commenced trading once again under the symbol “SONT.”

Private Placement

We have completed a private placement to selected qualified purchasers of units consisting of shares of our Series A Convertible Preferred Stock and Warrants to purchase shares of our Common Stock (the “Private Placement”). On September 15, 2003, we completed the initial closing of the Private Placement, providing Sontra with proceeds of approximately $2.9 million net of the placement agent fee. Individual investors, institutions and certain members of the Board of Directors purchased 3,139,167 shares of the Company’s Series A Convertible Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,139,167 shares of Common Stock.

On September 30, 2003, we completed the second closing of the Private Placement, providing Sontra with approximately $500,000 in additional proceeds, net of the placement agent fee. Investors purchased 535,000 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 535,000 shares of Common Stock.

On October 14, 2003, we completed the final closing of the Private Placement, providing Sontra with approximately $3.1 million in additional proceeds, net of the placement agent fee. Investors purchased the remaining 3,325,833 shares of Series A Preferred Stock, at a per share purchase price of $1.00. The investors also received warrants to purchase up to 3,325,833 shares of Common Stock.

Each share of Series A Preferred Stock is initially convertible into one share of Common Stock, subject to adjustment in certain events. The holders of shares of Series A Preferred Stock are entitled to receive annual 8% dividends, payable in cash or shares of Common Stock. The Company has the right to convert the shares of Series A Preferred Stock in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $3.00 per share. The warrants issued to the purchasers in the Private Placement are exercisable at a per share price of $1.50 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period.

Each purchaser in the Private Placement also received certain pre-emptive rights to participate in future issuances, grants or sales of equity or equity-linked securities of the Company. Such pre-emptive rights are based upon the number of shares of Common Stock then held by the purchaser (on a fully-diluted basis) and are subject to customary exceptions. Each purchaser shall have the pre-emptive rights only for so long as such purchaser holds shares of Series A Preferred Stock or, if earlier, until the third anniversary of the grant of such rights.

In connection with the Private Placement, the placement agent received warrants to purchase an aggregate of 800,000 shares of Common Stock. Such placement agent warrants are exercisable at a per share price of $1.20 and expire no later than the fifth anniversary of their issuance date. In addition, we have the right to terminate the placement agent warrants, upon thirty days notice, in the event that the closing price of our Common Stock for twenty consecutive trading days is equal to or greater than $4.00 per share. The warrants shall be exercisable during such thirty-day notice period. Subsequent to the Private Placement, the placement agent transferred the placement agent warrants to certain selling shareholders named in this prospectus.

The Company also paid to the placement agent for its services in connection with the Private Placement a cash fee of seven percent of the proceeds raised in the Private Placement from institutional investors other than members of the Board of Directors of the Company and/or their respective affiliates (three percent in the event such institutional investors were referred by other brokers), a cash fee of ten percent of the proceeds raised in the Private Placement from other investors other than members of the Board of Directors of the Company and/or their respective affiliates, and a cash fee equal to three percent of the proceeds of the Private Placement raised from members of the Board of Directors of the Company and/or their respective affiliates. The Company agreed to pay the reasonable expenses incurred by the placement agent in connection with the Private Placement, subject to an aggregate limitation of $40,000. The placement agent also received a success fee in the form of a one-year consulting agreement with the Company paying an aggregate of $60,000.

We intend to use the net proceeds from the Private Placement and from any exercise of the warrants for product development, funding clinical trials, initial scale of manufacturing capacity, working capital and general corporate purposes.

On September 30, 2003, at a Special Meeting of Shareholders, our shareholders approved the issuance of shares of our Common Stock upon conversion of the Series A Preferred Stock and the exercise of the Common Stock Purchase Warrants in satisfaction of NASD Rules 4350(i)(l)(B) and (D).

RISK FACTORS

If you purchase shares of our Common Stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and in other documents incorporated by reference in this prospectus. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and adverse effect on our business, financial condition or operating results. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

We have a history of operating losses, and we expect our operating losses to continue for the foreseeable future.

We have generated limited revenues and have had operating losses since our inception. Our historical accumulated deficit was approximately $16,699,000 as of September 30, 2003. It is possible that the Company will never generate any additional revenue or generate enough additional revenue to achieve and sustain profitability. Even if the Company reaches profitability, it may not be able to sustain or increase profitability. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to conduct research and development, feasibility and clinical studies, obtain regulatory approvals for specific use applications of our SonoPrep® technology, identify and secure collaborative partnerships, and manage and execute our obligations in strategic collaborations.

Our independent accountants have noted concerns about our ability to continue as a going concern in their report on our audited financial statements for the year ended December 31, 2002, which may have an adverse impact on our ability to raise necessary additional capital and on our stock price.

The Company has generated limited revenue since inception (from an historical accounting perspective), and does not expect to generate revenues in the near future. Our development efforts to date have consumed and will continue to require substantial amounts of capital to complete the development of our SonoPrep® technology and to meet other cash requirements in the future. However, raising capital has become increasingly difficult for many companies. Any future equity financing, if available, may result in substantial dilution to existing shareholders, and debt financing, if available, may include restrictive covenants or may require us to grant a lender a security interest in our assets. To the extent that we attempt to raise additional funds through third party collaborations and/or licensing arrangements, we may be required to relinquish some rights to our technologies or products currently in various stages of development, or grant licenses on terms that are not favorable to the Company. If the Company is unable to raise sufficient additional financing we will not be able to continue our operations.

Given these future capital requirements, our auditors have added a “going concern” paragraph to their audit report for our financial statements for the fiscal year ended December 31, 2002. A “going concern” paragraph with an audit opinion means that the auditor has identified certain conditions or events that indicate there could be substantial doubt about our ability to continue as a going entity for a period of at least one year from the date of the financial statements. The inclusion of this explanatory paragraph in the report of our auditors on our 2002 financial statements may have an adverse impact on our ability to raise necessary additional capital and on our stock price. We cannot assure you that we will be able to continue as a going concern. Even if we successfully raise adequate financing to continue as a going concern beyond December 31, 2003, we will need substantial additional capital to reach product commercialization and reach and sustain profitability. Any failure by the Company to timely procure additional financing or investment adequate to fund the Company’s ongoing operations, including planned product development initiatives and clinical studies, will have material adverse consequences on the Company’s business operations and as a result, on our consolidated financial condition, results of operations and cash flows.

We have received a delisting notice from Nasdaq because of our failure to meet the stockholders’ equity continued listing requirement.

Our Common Stock is currently listed for trading on the Nasdaq SmallCap Market. On June 18, 2003, we received a letter from Nasdaq stating that Sontra had failed to comply with the minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B) and that as a result, our Common Stock is subject to delisting from the Nasdaq SmallCap Market. On July 31, 2003, we had a hearing with the Nasdaq Listing Qualifications Panel and on August 25, 2003, the Nasdaq Listings Qualifications Panel granted Sontra a conditional exception from Nasdaq’s minimum $2.5 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B). The exception received from Nasdaq is subject to certain conditions. As required, we filed with the Securities and Exchange Commission, on October 14, 2003, a balance sheet no older than 45 days prior to the filing evidencing stockholders’ equity of at least $2.5 million. In addition, we timely filed our Form 10-QSB for the third quarter of 2003 showing stockholders’ equity of at least $2.5 million as of September 30, 2003. We will also be required to submit to Nasdaq, on or before January 30, 2004, an unaudited balance sheet and income statement for the fiscal year ending December 31, 2003 evidencing stockholders’ equity of at least $2.5 million. Finally, we will be required to timely file our Form 10-KSB for fiscal 2003 showing stockholders’ equity of at least $2.5 million as of December 31, 2003. Provided that Sontra is deemed to meet each of the conditions on a timely basis, our Common Stock will remain listed on The Nasdaq SmallCap Market. In the event that Sontra fails to meet any of the conditions, our Common Stock will be delisted from Nasdaq. If the Company’s Common Stock is delisted from the Nasdaq SmallCap Market, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our stockholders’ ability to trade, or obtain quotations of the market value of, shares of Sontra’s Common Stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our Common Stock. In addition, the delisting of the Common Stock from the Nasdaq SmallCap Market would significantly impair our ability to raise capital in the public markets in the future.

We have limited publicly available historical financial information, which makes it difficult to evaluate our business.

Because limited publicly available historical financial information is available on our business, it may be difficult to evaluate our business and prospects. Our business and prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasingly intense competition and a high failure rate. To date, we have engaged primarily in research and development efforts, prototype development and testing, and human clinical feasibility studies. Our results of operations will depend on, among other things, the following factors:

•	research and development activities and outcomes;

•	results of feasibility and pre-clinical studies;

•	the ability to enter into collaborative agreements;

•	the timing of payments, if any, under future collaborative agreements; and

•	costs related to obtaining, defending and enforcing patents.

The development and commercialization of our potential products, including the SonoPrep® device and the Symphony™ Diabetes Management System, will require the formation of strategic partnerships with third parties, as well as substantial capital expenditures either by the Company or the strategic partner of the Company on research, regulatory compliance, sales and marketing and manufacturing.

Our future success is dependent upon successful collaborations with strategic partners.

Our future success is dependent upon our ability to selectively enter into and maintain collaborative arrangements with leading medical device and pharmaceutical companies, such as Bayer Healthcare LLC (“Bayer”). On July 28, 2003, Sontra and Bayer executed a definitive license agreement pursuant to which Sontra granted to Bayer an exclusive worldwide right and license of Sontra’s intellectual property rights to make, have made, use, import and sell the Symphony Diabetes Management System. Sontra and Bayer are also expected to enter into one or more additional agreements to continue the joint development of the Symphony Diabetes Management System. We may not be able to enter into any additional collaborative arrangements on acceptable terms, if at all. If we are not able to collaborate with Bayer or additional partners, the business, financial condition and results of operations of the Company could be materially adversely affected.

Even if we were to enter into a collaborative arrangement, there can be no assurance that the financial condition or results of operations of the Company will significantly improve. The risks involved with collaborating with strategic partners include, but are not limited to, the following:

•	such collaborative arrangements could terminate upon the expiration of certain notice periods;

•	funding by collaborative partners may be dependent upon the satisfaction of certain goals or “milestones” by certain specified dates, the realization or satisfaction of which may be outside of our control;

•	collaborative partners may retain a significant degree of discretion regarding the timing of these activities and the amount and quality of financial, personnel and other resources that they devote to these activities;

•	disputes may arise between the Company and any future collaborative partner regarding their respective rights and obligations under the collaborative arrangements, which may be costly; and

•	any future collaborative partner may not be able to satisfy its obligations under its arrangement with the Company or may intentionally or unintentionally breach its obligations under the arrangement.

All of our products are in initial stages of development, and we face risks of failure inherent in developing products based on new technologies.

Our products under development have a high risk of failure because they are in the early stages of development. To date, we have only tested the feasibility of our SonoPrep® technology for various applications, including glucose monitoring, transdermal drug delivery and certain aesthetic applications. Although the Company has filed a 510(k) application seeking marketing clearance from the FDA for our SonoPrep® device for use in electrophysiology applications, none of the products currently being developed by the Company have received regulatory approval or clearance for commercial sale. Substantial expenditures for additional research and development, including feasibility studies, pre-clinical studies and clinical testing, the establishment of collaborative partnerships and regulatory, manufacturing, sales and marketing activities by collaborative partners will be necessary before commercial production of any of our technologies or their incorporation into products of third parties. Our future prospects are substantially dependent on forming collaborative partnerships, further developing our products and obtaining favorable results from pre-clinical studies and clinical trials and satisfying regulatory standards and approvals required for the market introduction of the SonoPrep® device and Symphony™ Diabetes Management System.

There can be no assurance that the Company or any strategic partner of the Company will not encounter unforeseen problems in the development of the SonoPrep® technology, or that we or any such strategic partner will be able to successfully address the problems that do arise. In addition, there can be no assurance that any of our potential products will be successfully developed, proven safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third-party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. If any of our development programs are not successfully completed, required regulatory approvals or clearances are not obtained, or potential products for which approvals or clearances are obtained are not commercially successful, our business, financial condition and results of operations would be materially adversely affected.

Failure to obtain necessary regulatory approvals will prevent the Company or our collaborators from commercializing our products under development.

The design, manufacturing, labeling, distribution and marketing of our potential products will be subject to extensive and rigorous government regulation in the United States and certain other countries. The process of obtaining and maintaining required regulatory clearance and approvals in the United States is lengthy, expensive and uncertain. In order for us to market our potential products in the United States, we must obtain clearance by means of a 510(k) pre-market notification, or approval by means of a pre-market approval (“PMA”) application, from the United States Food and Drug Administration (“FDA”). In November 2002, we filed a 510(k) application seeking marketing clearance from the FDA for our SonoPrep® device for use in electrophysiology applications. In order to obtain marketing clearance for our Symphony™ Diabetes Management System, we will be required to file a PMA application that demonstrates the safety and effectiveness of the product. The PMA process is more rigorous and lengthier than the 510(k) clearance process and can take several years from initial filing and require the submission of extensive supporting data and clinical information.

Even if we receive 510(k) clearance or PMA approval, there can be no assurance that the FDA will not impose strict labeling or other requirements as a condition of our clearance or approval, any of which could limit our ability to market our products under development. Further, if we wish to modify a product after FDA clearance or approval, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals could be required from the FDA. Any request by the FDA for additional data or any requirement by the FDA that we conduct additional clinical studies could significantly delay the commercialization of our products and require us to make substantial additional research, development and other expenditures by the Company. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of our potential products could hinder the Company’s ability to effectively market these products.

A substantial portion of the intellectual property used by the Company is owned by the Massachusetts Institute of Technology.

We have an exclusive world-wide license to use and sell certain technology owned by the Massachusetts Institute of Technology (MIT) related to our ultrasound-mediated skin permeation technology. This license, which includes eight issued patents in the United States, three issued foreign patents, one pending U.S. patent and three pending foreign patent applications, comprises a substantial portion of our patent portfolio relating to our technology.

While, under the license agreement, we have the right to advise and cooperate with MIT in the prosecution and maintenance of the foregoing patents, we do not control the prosecution of such patents or the strategy for determining when such licensed patents should be enforced. Instead, the Company relies upon MIT to determine the appropriate strategy for prosecuting and enforcing these patents. If MIT does not adequately protect or enforce our patent rights, our ability to manufacture and market our products, currently in various stages of development, would be adversely affected.

We will need to obtain and protect the proprietary information on which our SonoPrep® technology relies.

We have an exclusive license from MIT on eight issued patents in the United States, three issued foreign patents, one pending U.S. patent and three pending foreign patent applications, and as of November 10, 2003, we owned three issued patents and seven pending patent applications in the United States and sixteen PCT pending foreign applications. We can provide no assurance that patents will be issued from the patent applications, or, if issued, that they will be issued in a form that will be advantageous to the Company.

There can be no assurance that one or more of the patents owned or licensed by the Company will not be successfully challenged, invalidated or circumvented or that we will otherwise be able to rely on such patents for any reason. If any of our patents or any patents licensed from MIT are successfully challenged or our right or ability to manufacture our future products (if successfully developed and commercialized) were to be limited, our ability to manufacture and market these products could be adversely affected, which would have a material adverse effect upon our business, financial condition and results of operations.

In addition to patent protection, we rely on a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect the rights or competitive advantage of the Company. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by our employees. Nondisclosure and confidentiality agreements with third parties may be breached, and there is no assurance that the Company would have adequate remedies for any such breach.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against the Company. There can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that limit our ability to make, use and sell our potential products either in the United States or in foreign markets. Furthermore, if our intellectual property is not adequately protected, our competitors may be able to use our intellectual property to enhance their products and compete more directly with the Company, which could prevent us from entering our products into the market or result in a decrease in our eventual market share.

We have limited manufacturing experience, which could limit our growth.

To successfully commercialize our SonoPrep® device and Symphony™ Diabetes Management System, we will have to manufacture or engage others to manufacture the particular device in compliance with regulatory requirements. We have limited manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and there can be no assurance that we will be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs, in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and subsequently maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. Companies, and especially small companies in the medical device field, often encounter these types of difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

We may be subject to litigation or other proceedings relating to our patent rights.

The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. In addition, the United States Patent and Trademark Office may institute litigation or interference proceedings against the Company. The defense and prosecution of intellectual property proceedings are both costly and time consuming.

Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know how owned by or licensed to the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving the Company may require us to incur substantial legal and other fees and expenses. Such proceedings would also be time consuming and can be a significant distraction for employees and management, resulting in slower product development and delays in commercialization. In addition, an adverse determination in litigation or interference proceedings could subject the Company to significant liabilities to third parties, require us to obtain licenses from third parties or prevent us from selling our products, once developed, in certain markets, or at all, which would have a material adverse effect on our business, financial condition and results of operations.

Our potential markets are highly competitive and most participants are larger, better capitalized, and more experienced than Sontra.

The industries in which our potential products may eventually be marketed are intensely competitive, subject to rapid change and significantly affected by new product introductions. Our Symphony™ Diabetes Management System will compete directly with glucose monitoring products manufactured by Roche Diagnostics, LifeScan, Inc., a division of Johnson & Johnson, Bayer Corporation, MediSense, a division of Abbott Laboratories, Cygnus, Inc., SpectRx and TheraSense, Inc. The Company’s SonoPrep® device will also compete with numerous companies developing drug delivery products such as Nektar Therapeutic Systems, Inc., Alkermes, Inc., Bioject, Inc., PowderJect Pharmaceuticals PLC, Antares Pharma, Inc., Becton Dickinson & Co., Aerogen, Inc. ALZA Corporation, a division of Johnson & Johnson, Norwood Abbey Limited and 3M Company.

These companies are already producing and marketing glucose monitoring or drug delivery products, are either publicly traded or a division of a publicly traded company, and enjoy several competitive advantages over the Company. In addition, several our competitors have products in various stages of development and commercialization similar to our SonoPrep® device and Symphony™ Diabetes Management System. At any time, these companies and others may develop products that compete directly with our proposed product concepts. In addition, many of our competitors have resources allowing them to spend significantly greater funds for the research, development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors. If any of our competitors succeeds in developing a commercially viable product and obtaining government approval, the business, financial condition and results of operations of the Company would be materially adversely affected.

We operate in an industry with significant product liability risk.

Our business will expose us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic and ultrasonic transdermal drug delivery products. While we intend to take steps to insure against these risks, there can be no assurance that we will be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Our current product liability insurance provides for coverage in the amount of $2,000,000 and upon successful development and commercialization of our products, we intend to obtain product liability insurance in the amount of $5,000,000. A product liability claim in excess of our product liability insurance would have to be paid out of our cash reserves, if any, and would harm our reputation in the industry and adversely affect our ability to raise additional capital.

Our management has significant influence over the control of Sontra.

Our officers and directors beneficially own a significant percentage of the outstanding shares of our Common Stock. Accordingly, our officers and directors currently have significant influence over the outcome of any corporate transaction or other matters submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company’s assets, and also could prevent or cause a change in control. Third parties may be discouraged from making a tender offer or bid to acquire the Company because of this concentration of ownership.

If we are unable to retain or hire additional key personnel, we may not be able to sustain or grow our business.

Our future success will depend upon our ability to successfully attract and retain key scientists, engineers and other highly skilled personnel. With the exception of Dr. Thomas W. Davison, our President and Chief Executive Officer, and Sean Moran, our Chief Financial Officer, our employees are at-will and not subject to employment contracts and may terminate their employment with the Company at any time. In addition, our current management team is understaffed and has very limited experience managing a public company subject to the Securities and Exchange Commission’s periodic reporting obligations. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals in the work force in general and the intense competition for these types of employees in the medical device industry, in particular. We have in the past experienced difficulty in recruiting qualified personnel and there can be no assurance that we will be successful in attracting and retaining additional members of management if the business begins to grow. Failure to attract and retain personnel, particularly management and technical personnel would materially harm our business, financial condition and results of operations.

Our stock price has been volatile and may fluctuate in the future.

The trading price of our Common Stock may fluctuate significantly. This price may be influenced by many factors, including:

•	our performance and prospects;

•	the depth and liquidity of the market for our Common Stock;

•	sales by selling shareholders of shares issuable in connection with the Private Placement;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology and life sciences sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our Common Stock. In addition, fluctuations in our stock price may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

Securities we issue to fund our operations could dilute your ownership or otherwise adversely affect our shareholders.

We will likely need to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights senior to those of the shares of our Common Stock. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

In addition, we recently completed the Private Placement. Upon issuance of the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and the exercise of the Common Stock Purchase Warrants issued in the Private Placement, the percentage ownership of current shareholders will be diluted substantially.

The availability of preferred stock for issuance may adversely affect our shareholders.

Our Articles of Incorporation, as amended, authorize our Board of Directors to fix the rights, preferences and privileges of, and issue up to 10,000,000 shares of, preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of our shareholders. An aggregate of 7,000,000 shares of Series A Preferred Stock are currently issued and outstanding. The issuance of additional preferred stock or rights to purchase preferred stock may have the effect of delaying or preventing a change in control of the Company. In addition, the possible issuance of additional preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company’s Common Stock or limit the price that investors might be willing to pay for shares of the Company’s Common Stock.

Anti-takeover effects of Minnesota law could discourage, delay or prevent a change in control.

As a publicly traded company, we are prohibited by the Minnesota Business Corporation Act, except under certain specified circumstances, from engaging in any merger, significant sale of stock or assets or business combination with any shareholder or group of shareholders who own at least 10% of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of Common Stock Purchase Warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is $1.50 per share for the warrants issued to the purchasers in the Private Placement and $1.20 per share for the warrants issued to the placement agent in the Private Placement. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

SELLING SHAREHOLDERS

The shares of Common Stock being sold by the selling shareholders consist of:

•	7,560,000 shares of our Common Stock issuable upon conversion of the shares of Series A Preferred Stock issued to the purchasers in the Private Placement, including our estimate of the maximum number of shares issuable as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock;

•	7,000,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement; and

•	800,000 shares of our Common Stock issuable upon exercise of the Common Stock Purchase Warrants originally issued to the placement agent in the Private Placement and subsequently transferred to certain selling shareholders named in this prospectus.

In accordance with the registration rights granted to the selling shareholders, Sontra has filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of Common Stock offered by this prospectus or interests therein from time to time on the Nasdaq SmallCap Market, in privately negotiated transactions or otherwise. Sontra has also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for the resale thereof by the selling shareholders.

The actual number of shares of Common Stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of Common Stock that may be issued as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

Based on information provided to us by the selling shareholders, the following table sets forth ownership and registration information regarding the shares held by the selling shareholders as of October 15, 2003, including: (1) the name of each selling shareholder, (2) the number of shares of our Common Stock beneficially owned by each selling shareholder, including the number of shares issuable upon the conversion of the shares of Series A Preferred Stock and/or the exercise of the Common Stock Purchase Warrants held by the selling shareholder, (3) the maximum number of shares of Common Stock which the selling shareholders can sell pursuant to this prospectus, and (4) the number and percentage of shares of Common Stock that the selling shareholders would own if they sold all their shares registered by this prospectus. Each selling shareholder will receive all of the net proceeds from the sale of its shares of Common Stock offered by this prospectus. Unless otherwise indicated below, to our knowledge, all selling shareholders named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder named below.

				Shares of Common Stock Beneficially Owned After Offering(1)
Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)		Number of Shares of Common Stock Being Offered(2)	Number		Percentage
Xmark Fund, Ltd.(3)(5)	638,334		638,334	0		—
Xmark Fund, L.P.(4)(5)	361,666		361,666	0		—
Constable Capital LLC	771,270		770,000	1,270		* %
Constable Capital QP, LLC	230,380		230,000	380		* %
Wigley Irrevocable Trust 1993	900,000		900,000	0		—
OTAPE Investments LLC	800,000		800,000	0		—
Jeffrey Paul Dauenhauer	700,000		700,000	0		—
Alpha Capital AG	500,000		500,000	0		—
SDS Merchant Fund, LP	500,000		500,000	0		—
Kenneth A. Steel, Jr.	500,000		500,000	0		—
Alex Tringas	460,000		460,000	0		—
Focus Capital L.P.	400,000		400,000	0		—
Vincent Young	400,000		400,000	0		—
CrossCap Partners LP	300,000		300,000	0		—
Thomas F. Kloberg	300,000		300,000	0		—
K.A. Steel Chemicals Inc.	300,000		300,000	0		—
AIG DKR Soundshore Private Investors Holding Fund Ltd.	250,000		250,000	0		—
Allan Lyons	250,000		250,000	0		—
TerraDek Lighting, Inc.	250,000		250,000	0		—
Brophy & Phillips Co., Inc.	220,000		220,000	0		—
Robert C. Anderson	200,000		200,000	0		—
Essex Woodlands Health Ventures Fund IV, L.P.	1,603,429		200,000	1,403,429		5.8%
Thomas and Patricia Burkard	200,000		200,000	0		—
Troy J. Rodriguez	200,000		200,000	0		—
Karl Scheil	200,000		200,000	0		—
Michael R. Wigley	1,184,709	(6)	200,000	984,709	(6)	4.0%
Allen Crosswell	150,000		150,000	0		—
Michael R. Hamblett	140,000		140,000	0		—
Steven Oliveira	140,000		140,000	0		—
Kent Algotsson	100,000		100,000	0		—
Peter Habib	100,000		100,000	0		—
Isaac Kodsi	100,000		100,000	0		—
Kevin McDermott	100,000		100,000	0		—
Anthony R. Paniccia	100,000		100,000	0		—
Sabbatical Ventures, LLC	100,000		100,000	0		—
David R. Shaub, Jr.	100,000		100,000	0		—
James C. Taylor	100,000		100,000	0		—
John J. Tringas	100,000		100,000	0		—
Stephen P. Boger D.D.S.	126,666		86,666	40,000		* %
James Nordlie	70,000		70,000	0		—
Gary S. Kohler	891,185	(7)	66,668	824,517	(7)	3.4%
Robert S. Langer	600,036	(8)	66,666	533,370	(8)	2.2%
James R. McNab, Jr.	607,822	(9)	60,000	547,822	(9)	2.2%
Sam Bolton	50,000		50,000	0		—
Leilaly Chang	50,000		50,000	0		—
Dr. and Mrs. Richard D. Cornell	50,000		50,000	0		—
David Habib	50,000		50,000	0		—
Joseph C. Hubbard	50,000		50,000	0		—
George G. Hunt	50,000		50,000	0		—
David and Marsha Kaplan	50,000		50,000	0		—
Scott L. and Gwendelyn Korney	50,000		50,000	0		—
Jack Lahav	50,000		50,000	0		—
Ilana Lahav and Jack Lahav	50,000		50,000	0		—
Lili Lahav and Jack Lahav	50,000		50,000	0		—
Shira Lahav and Jack Lahav	50,000		50,000	0		—
Laureen M. Lenahan	50,000		50,000	0		—
Claudio Lishman	50,000		50,000	0		—
Mack Family Trust	50,000		50,000	0		—
G. Kenneth McCart	50,000		50,000	0		—
Daniel C. McCauley	50,000		50,000	0		—
Arie Mrejen	50,000		50,000	0		—
Dennis Mullally	50,000		50,000	0		—
Robert Myers	50,000		50,000	0		—
Eric Nelson	50,000		50,000	0		—
Michael and Doris Panza	50,000		50,000	0		—
Andy Pashby	50,000		50,000	0		—
Barry Berman Rutenberg	50,000		50,000	0		—
Daniel Saro	50,000		50,000	0		—
Anthony J. Spatacco, Jr.	50,000		50,000	0		—
David C. Stolp	50,000		50,000	0		—
Howard Treitman and Jay Treitman	50,000		50,000	0		—
Phillip Whittaker	50,000		50,000	0		—
Elizabeth A. Wigley UGMA Michael R. Wigley	50,000		50,000	0		—
Richard Feinberg	40,000		40,000	0		—
Great Plains Properties, Inc.	40,000		40,000	0		—
Mark Lymberopolous	40,000		40,000	0		—
Dewayne J. and Agnes Vick	40,000		40,000	0		—
Alexandra L. Wigley UGMA Michael R. Wigley	30,000		30,000	0		—
Kathryn K. Wigley UGMA Michael R. Wigley	30,000		30,000	0		—
Dennis L. Vick	30,000		30,000	0		—
Arrow Leather Finishing, Inc.	25,000		25,000	0		—
David Bennett	25,000		25,000	0		—
Fairwinds, Inc.	25,000		25,000	0		—
Bernice B. Harray	25,000		25,000	0		—
Hadassah Keynan and Irene Nussbaum	25,000		25,000	0		—
Paul Mauerhan	25,000		25,000	0		—
Paul H. Scherf, Jr.	25,000		25,000	0		—
Peter Tocci	25,000		25,000	0		—
Richard Dodds	20,000		20,000	0		—
Timothy Fox	20,000		20,000	0		—
Michael J. Maloney	20,000		20,000	0		—
Clifford L. Olson	20,000		20,000	0		—
Peter L. Scherer	20,000		20,000	0		—
Pamela and Michael Sime	20,000		20,000	0		—
Randy Stille	21,550		20,000	1,550		* %
Robert D. Keyser, Jr. (10)	197,174		197,174	0		—
Ark Financial Services, Inc. (10)	186,611		186,611	0		—
Irene Sutter (10)	154,582		154,582	0		—
Scott E. Schalk (10)	43,250		43,250	0		—
John T. Keyser (10)	42,592		42,592	0		—
James St. Clair (10)	40,000		40,000	0		—
Robert M. Wasserman (10)	25,415		25,415	0		—
Vestal Venture Capital (10)	21,155		21,155	0		—
Thomas F. Kloberg (10)	18,238		18,238	0		—
Karl R. Scheil (10)	18,238		18,238	0		—
LyonShare Venture Capital (10)	15,320		15,320	0		—
Brian M. Herman (10)	15,000		15,000	0		—
William A. Fox (10)	11,175		11,175	0		—
Marc A. Levy (10)	7,250		7,250	0		—
Albert J. Poliak (10)	4,000		4,000	0		—

*	Less than 1%
(1)	We do not know when or in what amounts a selling shareholder may dispose of the shares or interests therein. The selling shareholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.
(2)	Does not include the shares potentially issuable to each selling shareholder as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock held by such selling shareholder, if any. Such dividends accrue on a daily basis from the date of issuance of the shares of Series A Preferred Stock at an annual rate of 8%. At our election, we may elect to pay such dividends in cash or in shares of our Common Stock. The actual number of shares to be issued cannot be determined until the conversion date.
(3)	Xmark Fund, Ltd., a Cayman Islands exempted company (“Xmark Ltd.”), is a private investment fund that is owned by its investors and managed by Brown Simpson Asset Management, LLC, a New York limited liability company. Brown Simpson Asset Management, LLC, of which Mitchell D. Kaye is the managing member, has voting and investment control over the shares owned by Xmark Ltd. The number of shares beneficially owned by Xmark Ltd. represents (i) 319,167 shares of our Series A Convertible Preferred Stock (the “Xmark Ltd. Series A Preferred”), which, subject to certain restrictions contained therein, may be converted into 319,167 shares of our Common Stock, at a conversion price of $1.00 per share, which conversion price is subject to adjustment as set forth in the terms of the Series A Preferred Stock, and (ii) warrants (the “Xmark Ltd. Warrants”) which, subject to certain restrictions contained therein, entitle Xmark Ltd. to purchase up to an aggregate of 319,167 shares of Common Stock at an exercise price of $1.50 per share, which exercise price is subject to adjustment as set forth in the Xmark Ltd. Warrants.
(4)	Xmark Fund, L.P., a Delaware limited partnership (“Xmark LP”), is a private investment fund that is owned by its investors and managed by its general partner, Brown Simpson Capital, LLC, a New York limited liability company. Brown Simpson Capital, LLC, of which Mitchell D. Kaye is the managing member, has voting and investment control over the shares owned by Xmark LP. The number of shares beneficially owned by Xmark LP represents (i) 180,833 shares of our Series A Convertible Preferred Stock (the “Xmark LP Series A Preferred,” and together with the Xmark Ltd. Series A Preferred, the “Xmark Series A Preferred”), which, subject to certain restrictions contained therein, may be converted into 180,833 shares of our Common Stock, at a conversion price of $1.00 per share, which conversion price is subject to adjustment as set forth in the terms of the Series A Preferred Stock, and (ii) warrants (the “Xmark LP Warrants,” and together with the Xmark Ltd. Warrants, the “Xmark Warrants”) which, subject to certain restrictions contained therein, entitle Xmark Ltd. to purchase an aggregate of up to 180,833 shares of our Common Stock at an exercise price of $1.50 per share, which exercise price is subject to adjustment as set forth in the Xmark LP Warrants.
(5)	As of October 15, 2003, the aggregate number of shares of our Common Stock into which the Xmark Series A Preferred were convertible and the Xmark Warrants were exercisable was 1,000,000.
(6)	Includes 309,166 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Wigley, and 106,800 shares held by Mr. Wigley as custodian for the benefit of his children.
(7)	Includes 67,500 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Kohler, and 40,000 shares held by Mr. Kohler as custodian for the benefit of his children.
(8)	Includes 39,635 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. Langer, and 28,905 shares held by Laura Langer as custodian for Dr. Langer’s minor children.
(9)	Includes 54,087 shares that may be acquired within 60 days upon the exercise of stock options held by Mr. McNab, and 106,918 shares that are held by the J.R. and M.W. McNab Family LLC.
(10)	The shares held by such selling shareholder are issuable upon exercise of the Common Stock Purchase Warrants held by such selling shareholder and transferred from the placement agent in the Private Placement.

The Wigley Irrevocable Trust 1993 is a trust for the benefit of children of Michael R. Wigley, a member of the Board of Directors of the Company. Elizabeth Wigley, Alexandra Wigley and Kathryn Wigley are children of Mr. Wigley. Mr. Wigley is the Chairman of the Board of TerraDek Lighting, Inc. (“TerraDek”). Mr. Wigley and his wife are the majority shareholders of TerraDek. Mr. Wigley is the Chairman of the Board, President and Chief Executive Officer of Great Plains Properties, Inc. (“Great Plains”). Mr. Wigley and his wife are the majority shareholders of Great Plains. Mr. Wigley’s wife is also a director of Great Plains. Essex Woodland Health Ventures Fund IV, L.P. (“Essex”) holds in excess of 10% of the issued and outstanding shares of the Company’s Common Stock. Martin P. Sutter, a managing member of Essex Woodlands Health Ventures Fund IV, L.L.C., the general partner of Essex, is a member of the Board of Directors of the Company. Gary S. Kohler, Robert S. Langer and James R. McNab, Jr. are members of the Board of Directors of the Company. For a description of the Private Placement, see “Prospectus Summary—Recent Developments—Private Placement.”

Other than as set forth in the immediately preceding paragraph and in the table and notes thereto above, none of the selling shareholders has held any position or office with, and has not otherwise had a material relationship with, the Company or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling shareholders. Sales of shares may be made by selling shareholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq SmallCap Market, any other exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. We have been advised that under the rules and regulations of the NASD, any such broker-dealers may not receive discounts, concessions or commissions in excess of 8% in connection with the sale of any securities being registered hereunder.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our Common Stock or of securities convertible into or exchangeable for the shares of our Common Stock in the course of hedging positions they assume with the selling shareholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling shareholders may also loan or pledge shares to broker-dealers or other third parties. In connection with those transactions, the broker-dealers or other third parties may sell such loaned or pledged shares. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling shareholders and each selling shareholder has agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We are paying all expenses and fees in connection with the registration of the shares. The selling shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

Wells Fargo Bank Minnesota, N.A., located at P.O. Box 64854, St. Paul, MN 55164-0854, is the transfer agent and registrar for our Common Stock.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Browne Rosedale & Lanouette LLP.

EXPERTS

The consolidated balance sheet of Sontra Medical Corporation and Subsidiary as of December 31, 2002, and the related consolidated statements of loss, convertible preferred stock and stockholders’ equity and cash flows for the year then ended and for the cumulative period from inception (January 29, 1996) to December 31, 2002, except for the period from inception

(January 29, 1996) to December 31, 2001 which was audited by other auditors who have ceased operations, have been incorporated by reference herein and in the registration statement in reliance upon the report of Wolf & Company, P.C., independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of Sontra Medical, Inc. (a Delaware corporation in the development stage) as of December 31, 2000 and 2001 and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2001 and for the cumulative period from inception (January 29, 1996) to December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act. The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact, or any omission to state a material fact required to be stated, in the financial statements audited by Arthur Andersen LLP. Also, as a practical matter, Arthur Andersen LLP’s ability to satisfy any claims may be limited due to events arising out of their conviction on federal obstruction of justice charges.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of our Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of our Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Company shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

We maintain an insurance policy on behalf of the Company and our directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers, including liabilities that may arise under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Sontra Medical Corporation (except any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee—Securities and Exchange Commission	$3,473.14
Legal fees and expenses	$15,000
Accounting fees and expenses	$2,500
Miscellaneous expenses	$2,026.86

Total Expenses	$23,000

Item 15. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of the Registrant’s Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of the Registrant’s Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section

302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

The Registrant maintains an insurance policy on behalf of itself and its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

Item 16. Exhibits.

Exhibit Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

4.2+	Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant.

5+	Opinion of Browne Rosedale & Lanouette LLP.

23.1+	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5).

23.2	Consent of Wolf & Company, P.C.

23.3*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a)).

24+	Power of Attorney.

99.1	Form of Subscription Agreement is incorporated herein by reference to Appendix C to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.2	Form of Series A Unit Supplemental Agreement is incorporated herein by reference to Appendix F to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.3	Form of Common Stock Purchase Warrant is incorporated herein by reference to Appendix E to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.4+	Form of Placement Agent Common Stock Purchase Warrant.

*

After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement on Form S-3 of its report with respect to the Registrant’s financial statements, which appeared in the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. Because Arthur Andersen LLP has not

consented to the incorporation by reference of their report into this Registration Statement, you will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in the Registrant’s financial statements incorporated herein or any omissions to state a material fact required to be stated therein.

+	Previously filed.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts on November 26, 2003.

SONTRA MEDICAL CORPORATION

By:	/s/ Thomas W. Davison
Thomas W. Davison
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 26, 2003.

Signature	Title
* James R. McNab, Jr.	Chairman of the Board of Directors

/s/ Thomas W. Davison Thomas W. Davison	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sean F. Moran Sean F. Moran	Chief Financial Officer (Principal Financial and Accounting Officer)

* Joseph Amaral	Director

Gary S. Kohler	Director

* Robert S. Langer	Director

* Martin P. Sutter	Director

* W. Leigh Thompson	Director

* Michael Wigley	Director

*By:	/s/ THOMAS W. DAVISON

Thomas W. Davison Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017).

4.2+	Statement of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Registrant.

5+	Opinion of Browne Rosedale & Lanouette LLP.

23.1+	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5).

23.2	Consent of Wolf & Company, P.C.

23.3*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a)).

24+	Power of Attorney.

99.1	Form of Subscription Agreement is incorporated herein by reference to Appendix C to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.2	Form of Series A Unit Supplemental Agreement is incorporated herein by reference to Appendix F to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.3	Form of Common Stock Purchase Warrant is incorporated herein by reference to Appendix E to the Registrant’s Definitive Schedule 14A filed September 8, 2003 (File No. 000-23017).

99.4+	Form of Placement Agent Common Stock Purchase Warrant.

*	After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement on Form S-3 of its report with respect to the Registrant’s financial statements, which appeared in the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits this Registration Statement to be filed without a written consent from Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into this Registration Statement, you will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in the Registrant’s financial statements incorporated herein or any omissions to state a material fact required to be stated therein.
+	Previously filed.